CONSOLIDATED BALANCE SHEET (ChGAAP)
(Figures in thousands of Ch$ as of September 30, 2005)

ASSETS			2005	2004	LIABILITIES			2005	2004
			Ch$	Ch$				Ch$	Ch$
CURRENT ASSETS					CURRENT LIABILITIES
	Cash and banks		6,670,110	3,499,716		Banks and financial institutions - short-term		0	19,914,186
	Time deposits		2,810,080	166,897,063		Banks and financial institutions - current maturities		17,861,507	143,570,836
	Marketable securities		41,360,830	23,916,189		Promisory Notes		34,447,960	35,545,372
	Trade receivables		109,721,605	109,070,543		Debentures		112,867,974	7,312,651
	Notes receivable		2,771,426	4,010,064		Current maturities of other long-term liabilities		21,455	32,939
	Sundry debtors		11,221,411	24,364,150		Dividends payable		2,094,559	128,198,832
	Due from related companies		34,881,029	55,454,204		Accounts payable		48,327,054	43,416,248
	Inventories		2,172,849	5,416,143		Notes payable		0	0
	Refundable taxes		0	0		Sundry creditors		29,795,396	20,280,064
	Prepaid expenses		2,074,305	3,716,644		Due to related companies		89,933,093	57,365,957
	Deferred taxes		10,061,042	13,983,883		Provisions		6,639,699	4,608,685
	Other current assets		26,257,611	216,804,634		Withholdings		8,378,776	9,834,609
						Income tax		1,044,674	35,565,388
						Unearned income		5,773,747	8,132,328
						Other current liabilities		2,285,946	1,528,267
		Total current assets	250,002,298	627,133,233			Total current liabilities	359,471,840	515,306,362

FIXED ASSETS					LONG-TERM LIABILITIES
	Land		26,195,669	26,193,241
	Construction and infrastructure works		185,654,420	185,058,382		Banks and financial institutions		311,709,926	251,103,897
	Machinery and equipment		2,838,992,691	2,816,201,140		Debentures		12,655,408	327,086,012
	Other fixed assets		204,083,373	204,239,055		Due to related companies		2,467,212	2,614,795
	Technical revaluation		6,965,265	6,996,435		Sundry creditors		18,311,918	1,027,365
	Less: accumulated depreciation		2,141,036,673	2,001,721,696		Provisions		28,430,714	15,660,517
						Deferred Taxes		49,187,729	51,017,058
						Other long-term liabilities		224,846	238,851
		Fixed assets-net	1,120,854,745	1,236,966,557			Total long term liabilities	422,987,753	648,748,495

OTHER ASSETS					EQUITY
	Investments in related companies		264,869,674	266,083,686
	Investments in other companies		4,045	4,045		Paid-in capital		880,977,537	885,300,293
	Goodwill		17,353,455	18,675,279		Reserve		21,143,461	16,820,705
	Long-term debtors		8,940,847	13,060,739		Other reserves		-1,567,530	-862,350
	Due from related companies		21,801,012	21,158,240		Retained earnings:		21,727,781	125,836,718
	Intangibles		11,373,999	3,462,742			Prior years	0	52,349,750
	Amortization (less)		3,706,792	1,661,580			(Losses) Income for the period	21,727,781	334,112,839
	Other long-term assets		13,247,559	6,267,282			Interim dividend (less)	0	260,625,871
		Total other assets	333,883,799	327,050,433			Total equity	922,281,249	1,027,095,366

TOTAL ASSETS			1,704,740,842	2,191,150,223	TOTAL LIABILITIES AND EQUITY			1,704,740,842	2,191,150,223

Última actualización 03/11/05
Por Telefónica CTC Chile